EXHIBIT 23(a)
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 14, 2006 (except for Note 21, which is as of September 14, 2006), in the Registration Statement (Form F-4) and related Prospectus of Stratos Global Corporation for the registration of US$150,000,000 of its 9 7/8% Senior Notes due 2013.
/s/ Ernst & Young LLP
St. John’s, Canada
September 18, 2006